UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 25, 2007

VIEWPOINT FINANCIAL GROUP

(Exact name of registrant as specified in its charter)

United States	001-32992	20-4484783
(State or other jurisdiction jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification Number)

1309 W. 15th Street, Plano, Texas	75075
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (972) 578-5000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of
Certain Officers; Compensatory Arrangements of Certain Officers

              On July 25, 2007, the Compensation Committee of the Board of Directors of Viewpoint Financial Group (the Company, parent company of Viewpoint Bank, adopted the Viewpoint Bank 2007 Executive Officer Incentive Plan (the "EOIP") . Under the EOIP, each of the following executive officers, along with any other officers designated for participation by the Compensation Committee in its discretion, are eligible for annual cash bonuses based on the achievement of pre-established financial goals and an individual performance assessment: Garold R. Base, President and Chief Executive Officer; Pathie E. McKee, Executive Vice President and Chief Financial Officer; Mark E. Hord, Executive Vice President and General Counsel; James C. Parks, Executive Vice President, Chief Operating Officer and Chief Information Officer; and Rick M. Robertson, Executive Vice President and Chief Banking Officer.

              For each participant, 75% of his or her 2007 bonus, if any, will be weighted to achievement of bank financial goals, with the balance weighted to the individual performance assessment. For 2007, the metrics for the financial goals will be return on average assets, return on average equity, efficiency ratio, loan growth and deposit growth. Criteria for the individual performance assessment will vary according to the level of the officer and the officer areas of responsibility. Bonuses, if any, will be awarded by the Compensation Committee in early 2008, with the amounts determined by multiplying the officer base salary by his or her payout percentage. The payout percentages for 2007 for the executive officers named above at the threshold, target and maximum levels of performance are as follows: Mr. Base: 17.0%, 34.0% and 68.0%, respectively; and all other officers: 6.5%, 13.0% and 26.0%, respectively. The threshold performance levels for the 2007 financial goals generally are based on the Company previously established 2007 financial and operating budgets.

              A copy of the EOIP is attached as Exhibit 10.1.

Item 9.01.  Financial Statements and Exhibits

(d)	Exhibits
	10.1	ViewPoint Bank 2007 Executive Officer Incentive Plan

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SIGNATURES

              Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

VIEWPOINT FINANCIAL GROUP

Date:	July 31, 2007	By: /s/ Pathie E. McKee Pathie E. McKee Executive Vice President and Chief Financial Officer

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EXHIBIT INDEX

Exhibit No.	Description
10.1	ViewPoint Bank 2007 Executive Officer Incentive Plan

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